                       SECURITIES  AND  EXCHANGE  COMMISSION
                             Washington,  D.C.  20549

                      -------------------------------------

                                    FORM  8-K

                Current  Report  Pursuant  to  Section  13  or  15(d)  of
                           The  Securities  Exchange  Act  of  1934

                      -------------------------------------

      Date of report (Date of earliest, event reported): February 14, 2003

                             USA  TECHNOLOGIES,  INC.
             (Exact  name  of  registrant  as  specified  in  its  charter)


 Pennsylvania                       33-70992                23-2679963
(State  or other            (Commission File Number)     (I.R.S. Employer
jurisdiction  of                                        Identification  No.)
incorporation  or
organization)
                                200  Plant  Avenue
                            Wayne,  Pennsylvania  19087
              (Address  of  principal  executive  offices  and  zip  code)

        Registrant's telephone number, including area code: 610-989-0340

Item 5.     Other Events and Regulation FD Disclosure.

     USA Technologies, Inc. announced at the February 14, 2003 Annual Shareholders' Meeting that Jubilee Investment Trust, PLC ("Jubilee"), a United Kingdom investment trust whose shares trade on the London Stock Exchange, has agreed to make an equity investment in USA Technologies at U.S.$0.20 per share. Jubilee is a newly established investment trust set up to invest in securities traded on a range of public markets, primarily in the United Kingdom. USA Technologies will issue to Jubilee 15,000,000 shares of Common Stock of USA Technologies at a price per share of U.S.$0.20 with an aggregate value of U.S.$3,000,000. In full payment for the shares of USA Technologies, Jubilee will issue to USA Technologies a U.S.$3,000,000 equivalent of their shares (1,870,091 shares of Jubilee at a price per share valued at One British Pound which was the initial public offering price per share for the Jubilee shares). The exchange rate used by the parties for the transaction was One British Pound equals U.S.$1.6042.

     The shares to be issued to Jubilee by USA Technologies will not be registered under the Securities Act of 1933, as amended. The Jubilee shares to be issued to USA Technologies are admitted to listing on the London Stock Exchange under the symbol JIT. USA Technologies has agreed not to sell the Jubilee shares for a period of 90 days from January 24, 2003, and to sell a maximum of 10% of the Jubilee shares during each month thereafter. Jubilee has agreed not to sell USA Technologies' shares for a period of two (2) years from the date of issuance unless USA Technologies agrees otherwise. USA Technologies has agreed to use its best efforts to file an appropriate Registration Statement with the Securities and Exchange Commission no later than June 30, 2003 registering all of the shares to be issued to Jubilee for resale under the Act and to use its best efforts to keep such registration statement effective for a period of three years. As of December 31, 2002, the number of issued and outstanding shares of Common Stock of USA Technologies was 82,097,004.

                                   SIGNATURES

     Pursuant to the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  USA TECHNOLOGIES, INC.

                              By: /s/ George R. Jensen, Jr.
                                  -------------------------
                                  George R. Jensen, Jr.
                                  Chief Executive Officer
February 14, 2003